SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549

                          AMENDMENT NO. 3
                               TO
                             FORM S-3


                       REGISTRATION STATEMENT
                  Under The Securities Act of 1933

                         THE DIANA CORPORATION
       (Exact name of registrant as specified in its charter)

       Delaware                                     36-2448698
(State or other jurisdiction of                   (I.R.S. Employer
 incorporation or organization)                  Identification No.)

                        8200 West Brown Deer Road
                                Suite 200
                        Milwaukee, Wisconsin  53223
                              (414) 355-0037
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              Richard Y. Fisher
                             The Diana Corporation
                           8200 West Brown Deer Road
                                   Suite 200
                             Milwaukee, WI  53223
                                (414) 355-0037
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                      Copies of all communications to:

                             Robert S. Risoleo
                            Sullivan & Cromwell
                             125 Broad Street
                            New York, NY  10004
                                212/558-4000

                             Larry D. Lieberman
                            Godfrey & Kahn, S.C.
                           780 North Water Street
                            Milwaukee, WI  53202

                                414/273-3500


                         --------------------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

          If the only securities being registered on this Form are being offered pursuant to dividend or reinvestment plans, please check the following box. ___

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. X

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ___

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ___

          If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ___


                        CALCULATION OF REGISTRATION FEE

                                                 Proposed
Title of Each                    Proposed        Maximum
Class of           Shares        Maximum         Aggregate      Amount of
Securities to      to be       Offering Price    Offering      Registration
be Registered    Registered      Per Unit        Price             Fee
-------------    ----------    --------------    ----------    ------------
Common Stock      350,000        $15.5625        $5,446,875     $1,879(1)

Common Stock      158,500        $32.1875 (2)    $5,101,719     $1,546


(1)  Paid on February 20, 1996.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933 based on the reported average of the high and low prices of the Common Stock on the New York Stock Exchange on October 15, 1996.

                            --------------------------

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

===========================================================================

PROSPECTUS


                              508,500 Shares

                           The Diana Corporation

                               Common Stock



     This Prospectus relates to up to 508,500 shares of common stock, $1.00 par value per share (the "Shares"), of The Diana Corporation (the "Company") which may be offered from time to time by the selling shareholders named herein (the "Selling Shareholders"). The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders. The Company will bear the costs relating to the registration of the Shares, estimated to be approximately $45,000.

     The Shares may be offered for sale from time to time by the Selling Shareholders named herein, or by their pledgees, donees, transferees or other successors in interest, to or through underwriters or directly to other purchasers or through agents in one or more transactions on or through the facilities of the New York Stock Exchange, Inc. ("NYSE"), in the over-the-counter market, in one or more private transactions, or in a combination of such methods of sale, at prices and on terms then prevailing, at prices related to such prices, or at negotiated prices. A Selling Shareholder may pledge all or a portion of the Shares as collateral in loan transactions. Upon default by any such Selling Shareholder, the pledgee in such loan transaction would have the same rights of sale as the Selling Shareholder under this Prospectus. A Selling Shareholder may also transfer Shares by gift, and upon any such transfer the donee would have the same rights of sale as such Selling Shareholder under this Prospectus. The Selling Shareholders and any brokers and dealers through whom sales of the Shares are made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, and the commissions or discounts and other compensation paid to such persons may be regarded as underwriters' compensation.

     The Shares are included for quotation on the NYSE under the symbol "DNA". On October 18, 1996 the last sale price of a Share on the NYSE was $32.50.

     See "Risk Factors" beginning on page 3 for a discussion of certain information that should be considered in connection with an investment in the Shares.

                          --------------------------

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
        SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          --------------------------
             The date of this Prospectus is October   , 1996.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

                           AVAILABLE INFORMATION


     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and exhibits thereto, or amendments thereto, to which reference is hereby made. Such reports, proxy and information statements, Registration Statement and exhibits and other information filed by the Company may be inspected and, upon payment of prescribed fees, copied at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at 7 World Trade Center, 13th Floor, New York, New York 10048, and at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. The Commission maintains a web site (http://www.sec.gov) that contains reports, proxy and other information statements and other information regarding registrants that file electronically with the Commission. In addition, the Company's Common Stock is included for quotation on the NYSE, and such reports, proxy and information statements, Registration Statement and other information concerning the Company should be available for inspection and copying at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which exchange the Shares are traded.

     Forward-Looking Statements

     Certain statements contained in this Prospectus, including the documents incorporated by reference, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, those relating to potential customers or product deliveries, product pricing (other than historical product pricing), projected unit or dollar sales, anticipated financing needs or requirements for the Company or any of its subsidiaries, statements with respect to projected costs or capital expenditures, and product development and product roll-out plans. Factors which may cause actual results to differ from those expressed or implied by the forward-looking statements include, but are not limited to,
(i) those identified under "Risk Factors" beginning on page 3 hereof, (ii) those identified or referenced under "Forward-Looking Statements" in the Company's most recent Form 10-K, (iii) product demand, (iv) industry conditions and developments, (v) general economic conditions and (vi) other risks indicated in filings with the Commission.
                        --------------------------

     No person has been authorized to give any information or to make on behalf of the Company or any Selling Shareholder any representations, other than those contained in this Prospectus, in connection with the offer made hereby, and, if given or made, such other information or representation must not be relied upon as having been authorized by the Company or any Selling Shareholder. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any security other than the securities offered hereby, or an offer to sell or solicitation of any offer to buy such securities in any jurisdiction in which such offer or solicitation is not qualified or to any person to whom such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained or incorporated by reference herein is correct as of any date subsequent to the date hereof.

                               RISK FACTORS

     Prior to making an investment, prospective purchasers of the Shares should consider all of the information included or incorporated by reference in the Prospectus and, in particular, should evaluate the following risk factors:

           Resignation of Key Employees of C&L Communications, Inc. ("C&L")


     In fiscal 1996, C&L's sales were approximately 28% lower than those for fiscal 1995. For the five months ended August 1996, C&L's sales have decreased less then 1% compared to sales for the same period of time in fiscal 1996 and C&L has incurred a small loss. Since prior management was unsuccessful in implementing its business plan, the Chief Executive Officer of C&L was replaced on October 5, 1995. Immediately thereafter, the Chief Financial Officer and Vice President of Sales and Marketing resigned from C&L and formed a competitive business. In addition, the sales manager and six out of fourteen sales people, among others, resigned from C&L, some of whom went to work for the newly formed competitor. Subsequently, C&L's leading salesman, who was one of those who left the Company, returned to C&L. Although C&L is now operating with a full complement of employees, the turnover among officers and employees adversely affected C&L's results of operations. There can be no assurances that its past level of profitability will be restored.

     Loan Covenant Violations

     APC violated a financial covenant requiring net cash flow in excess of ($125,000) for the period ending July 22, 1995. The violation was waived by the lender. A Waiver and Fifth Amendment to Loan and Security Agreement was entered into between APC and its lender which provided for the following financial covenants for the remainder of fiscal 1996: minimum tangible net worth of $4,000,000 through March 29, 1996 and $4,350,000 on March 30, 1996, net earnings of not less than $8,000 and net cash flow on a rolling 13-period basis (measured at the end of each four week period) ranging from ($215,000) to $500,000. APC violated the financial covenant requiring net cash flow in excess of ($190,000) for the period ending October 14, 1995. The violation was waived by the lender. A Waiver and Sixth Amendment to Loan and Security Agreement was entered into between APC and its lender which provided for the following financial covenants for the remainder of fiscal 1996: minimum tangible net worth of $3,900,000, a net loss of not greater than $400,000 and net cash flow on a rolling 13-period basis (measured at the end of each four week period) ranging from ($465,000) to $230,000. At March 30, 1996, APC violated a financial covenant requiring that the net loss for fiscal 1996 cannot exceed $400,000. In addition, APC violated a provision regarding transactions with affiliates due to the conversion of its $1,400,000 note payable to The Diana Corporation into preferred stock of APC. The violations were waived by the lender. A Waiver and Seventh Amendment to Loan and Security Agreement was entered into between APC and its lender providing for the following financial covenants during fiscal 1997: minimum tangible net worth of $3,900,000 through March 28, 1997 and $4,400,000 on March 29,
1997, a net loss of not greater than $40,000 and net cash flow on a rolling 13-period basis (measured at the end of each four week period) ranging from $385,000 to $500,000. APC violated a financial covenant requiring net cash flow of $400,000 for the period ended June 22, 1996. The lender has not waived this violation. However, in October 1996, APC refinanced its revolving line of credit with a new lender. The new credit facility provides for a revolving line of credit up to $10 million with certain terms more favorable than the previous credit facility.

           In fiscal 1996, C&L violated its financial covenant requiring a minimum level of $1 million of pre-tax income calculated on a twelve month rolling basis. This violation triggered a violation of certain covenants prohibiting payments to affiliate companies. In June 1996, C&L and its lender entered into a waiver and amendment agreement relating to these violations and to avoid violating certain financial covenants in fiscal 1997. The amendment provides for, among other things, a change in the computation of the minimum level of pre-tax income from that described above to a cumulative minimum level of income from operations of $115,000 through June 30, 1996, $446,000 through September 30, 1996, $730,000 through December 31, 1996 and $1,174,000 through March 31, 1997. For periods after March 31, 1997, the cumulative required income from operations shall be determined by the lender based on projections made by C&L.

     Consolidation of Long Distance and/or Local Carriers and Its Possible Effect on the Company

     Over the last few years, the telecommunications industry has experienced significant consolidation of smaller long distance carriers.
As a result, C&L, which historically has marketed its products to smaller long distance carriers, has experienced significant reduction in demand for certain of its products as many of its customers were consolidated. C&L has attempted to mitigate this problem, in part, by diversifying its product offerings. In addition, the Company believes that the recently enacted Federal Telecommunications Act of 1996 will benefit Sattel Communications LLC ("Sattel") because of the potential new demand for inexpensive and scalable switching equipment sold by Sattel.

     Recent Introduction of DataNet Into the Telecommunications Market; Limited History of Sales

           Sattel's DataNet product has undergone successful internal and external testing. Sattel did not have any sales of the DataNet product for the twelve months ended March 30, 1996 and the first quarter of fiscal 1997. Sattel's commercial sales during the first quarter of fiscal 1997 of $841,000 included sales of $796,000 to one customer for DSS Switches under a purchase order. Sattel has provided the customer with an option to purchase Datanet capability in the future. Since the product has yet to establish a successful track record in production environments over extended periods of time, there can be no assurance of its acceptance in volume by, and operation in, the telecommunications market in general will be successful.


     Existing Competition to Sattel's DSS Switching Products

     The digital switching market in general and the Internet/Online market in particular are extremely competitive. The Company uses a combination of patents, trade secrets and confidentiality agreements to protect the products and features that it believes give it competitive advantages. There can be no assurance, however, that other competitors cannot functionally replicate most of the Company's products and features. Many of these competitors have much greater access to resources and funding than does the Company. Likewise, while the Company will continue to develop new and improved products and features, there is no guarantee that other competitive firms cannot develop features which equal or possibly exceed the Company's offerings.


     Manufacturing Capacity and Product Margins


     Sattel currently outsources its manufacturing. Final test and assembly is performed by Sattel and Sattel Technologies, Inc. ("STI") (California). Sattel is currently increasing its capacity every month as well as developing new manufacturing sources. Sattel recently signed a contract with Samina as an additional outsource manufacturer of its products. There can be no assurance, however, that in the event of substantial increases in demand, that Sattel can successfully deliver its products in a timely fashion and/or without additional expense which would result in a deterioration in product margins.


     Risks Associated With Potential Expansion Into International Markets

     One component of Sattel's strategy is a planned expansion into international markets. There can be no assurance that Sattel will obtain the permits and operating licenses required for it to operate, hire and train employees or to market, sell and deliver high quality services, in particular, in international markets. In addition to the uncertainty as to Sattel's ability to expand its international presence, there are certain risks inherent to doing business on an international level, such as unexpected changes in regulatory requirements, trade barriers, difficulties in staffing and managing foreign operations, longer payment cycles, problems in collecting accounts receivable, political instability, fluctuations in currency exchange rates, seasonal reductions in business activity, and potentially adverse tax consequences, which could adversely impact the success of Sattel's international operations. In many countries, Sattel may need to enter into a joint venture or other strategic relationships with one or more third parties in order to successfully conduct its operations. There can be no assurance that such factors will not have an adverse effect on Sattel's future international operations and, consequently, on Sattel's business, results of operations and financial condition.

     Sattel's Competition

     The telecommunications switching equipment and access businesses are highly competitive. Currently Sattel competes with or faces potential competition from a number of national and regional telecommunications equipment providers such as Ascend, Xylogic, Xircom, Racal Datacom, and US Robotics. In the switching equipment segment, while Sattel provides smaller scalable switches, there are other large manufacturers of large scalable switches such as Lucent Technologies, Nortel, Digital Switch, Siemens and others. While these larger manufacturers have not demonstrated movement at this time into Sattel's target market, there is no assurance that they will not do so in the future. It is also possible that large communications carriers such as AT&T Corp., MCI Communications Corp. and Sprint Corporation may enter the telecommunications access and/or switching equipment business. In addition, the Regional Bell Operating Companies ("RBOC"), when and if legally permitted, may enter the telecommunications access and/or switching equipment business. Many of Sattel's competitors possess financial resources significantly greater than those of Sattel and accordingly could initiate and support prolonged price competition to gain market share.

              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to the Exchange Act are incorporated in this Prospectus by reference:

          (1) the Company's Annual Report on Form 10-K for the year ended March 30, 1996, Form 10-K/A for the year ended March 30, 1996 filed with the Commission on October 16, 1996 and Form 10-K/A for the year ended April 1, 1995 filed with the Commission on July 23, 1996;

          (2) the Company's Form 10-Q for the quarter ended July 20, 1996 filed with the Commission on September 3, 1996, Form 10-Q/A for the quarter ended July 20, 1996 filed with the Commission on October 18, 1996 and Form 10-Q/A for the quarter ended January 6, 1996 filed with the Commission on July 12, 1996;

          (3) the Company's Current Reports on Form 8-K or Form 8-K/A filed with the Commission on December 5, 1995, January 31, 1996, February
     1, 1996, April 1, 1996, July 12, 1996, July 15, 1996, August 14, 1996
     and September 11, 1996.

          (4) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     All reports and other documents subsequently filed by the Company pursuant to Section 13, 14 or 15(d) of the Exchange Act and prior to the termination of the offering of the Common Stock offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof. Such documents, and the documents listed above, are hereinafter referred to as "Incorporated Documents." Any statement contained herein or in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The information relating to the Company contained in this Prospectus summarizes, is based upon, or refers to, information and financial statements contained in one or more Incorporated Documents; accordingly, such information contained herein is qualified in its entirety by reference to Incorporated Documents and should be read in conjunction therewith.

           The Company will provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any or all of the Incorporated Documents, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests for such copies should be directed to Corporate Secretary, The Diana Corporation, 8200 West Brown Deer Road, Suite 200, Milwaukee, Wisconsin 53223, telephone (414) 355-0037.


                              USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholders.


                            RECENT DEVELOPMENTS


     In May 1996, Sattel and Concentric Network Corporation ("CNC") announced a portion of a nonbinding Memorandum of Understanding between the two companies. Full implementation of the Memorandum of Understanding was subject to final pricing, configuration, due diligence, and the execution of definitive agreements. Subsequently, CNC placed an order with Sattel to purchase DSS switches with a total of 20,000 ports. Sattel provided a $5 million bridge loan to CNC because of delays in reaching an agreement with respect to the wholesale business (discussed in the Memorandum of Understanding), as well as delays in CNC's overall financing arrangements. Subsequently, the parties agreed that the wholesale business will be conducted outside of CNC by a group including Sattel. CNC will offer the wholesale business "most favored nation" prices, terms and conditions. CNC granted to Sattel a warrant to purchase 551,470 shares of CNC Series D Preferred Stock at an exercise price of $1.36 per share as additional consideration for the bridge loan to CNC. The bridge loan was not a condition of the Memorandum of Understanding. In August 1996, Sattel converted the $5 million bridge loan and accrued interest thereon into 3,729,110 shares of CNC Series D Preferred Stock. In September 1996, Sattel sold to StreamLogic Corporation 1,838,234 shares of its CNC Series D Preferred Stock for $2.5 million.

           On October 14, 1996, the Company acquired from STI its approximate 4% ownership interest in Sattel for 15,000 shares of the Company's common stock.

           Sattel has positioned its products in the small- to medium-sized switching market of voice, data and video communications. This target market is less than 10,000 lines and is optimized at the 500-5,000 line size. Sattel believes its market primarily consists of emerging and traditional telecommunications carriers, RBOCs, international telephone companies, long distance carriers, competitive access providers, Internet Service Providers and wireless and cable television companies. With products priced starting under $125,000, Sattel can target potential customers with existing switching needs or those who can use switching capacity to increase revenues.

                           SELLING SHAREHOLDERS

     The following information regarding the Shares offered hereby has been provided to the Company by the Selling Shareholders identified below and reflects information concerning beneficial ownership of Shares as of the date of this Prospectus.

     In recognition of the fact that the Selling Shareholders may wish to be legally permitted to sell their Shares, other than in transactions exempt from registration under the securities laws, when they deem appropriate, the Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act, of which this Prospectus forms a part, with respect to the resale of the Shares from time to time. The Shares may be resold in transactions on the NYSE, on which exchange the Shares are included and traded, in other public securities markets or in private transactions or other transactions exempt from registration under the Securities Act. See "Plan of Distribution."

                        Shares Owned
           Name of        Prior to         Shares          Shares Owned
Selling Shareholder   this Offering   Offered Hereby(1)  After Offering (1)
-------------------   -------------   --------------     --------------
STI                      330,000         330,000                0
Porridge Partners II      63,000          63,000                0
Arthur J. Samberg         21,000          21,000                0
Joseph D. Samberg         21,000          21,000                0
Ardent Research
  Partners, L.P.          42,000          42,000                0
Europa International
  Inc.                    21,000          21,000                0
John M. Kratky            10,500          10,500                0
-------------------
(1) Some or all of the Shares covered by this Prospectus may be offered from time to time on a delayed or continuing basis by the Selling Shareholders.


     STI acquired 315,000 of its Shares on January 16, 1996 in connection with the Company's acquisition of an additional 30% interest in Sattel. On October 14, 1996, STI acquired 15,000 of its shares in connection with the Company's acquisition of an approximate 4% interest in Sattel. Since October 1994, the Company has invested $13.9 million and issued 330,000 shares of stock in order to acquire its 80% interest in Sattel, to acquire ownership of the intellectual property and licenses necessary to manufacture and market DSS switches, to further engineer and advance such switches, and to fund Sattel's startup costs, working capital and investment in Concentric Network Corporation. STI and the Company formed the predecessor of Sattel in 1994. STI has transferred certain intellectual property rights to Sattel and has entered, and likely will continue to enter, into other arrangements with Sattel in the ordinary course of business, including supplying inventory to Sattel on agreed-upon terms. The Chairman, President, Chief Executive Officer and majority shareholder of STI is also a member of the Board of Directors of Sattel. The other Selling Shareholders purchased their Shares from the Company on March 29, 1996 in a transaction exempt from registration under the Securities Act pursuant to Section 4(2) thereof. Arthur J. Samberg and Joseph D. Samberg are general partners of Porridge Partners II.

                            PLAN OF DISTRIBUTION

     Any distribution of the Shares by a Selling Shareholder, or by pledgees, donees, transferees or other successors in interest, may be effected from time to time in one or more of the following transactions:
(a) to underwriters who will acquire the Shares for their own account and resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale (any public offering price and any discount or concessions allowed or reallowed or paid to dealers may be changed from time to time);
(b) through brokers, acting as principal or agent, in transactions (which may involve crosses and block transactions) on or through the facilities of the NYSE, other exchanges, in the over-the-counter market, in special offerings, or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices; or (c) directly or through brokers or agents in private sales at negotiated prices, or by any other legally available means.

     The Selling Shareholders and any such underwriters, brokers, dealers or agents, upon effecting the sale of the Shares, may be deemed
"underwriters" as that term is defined by the Securities Act.

     Underwriters participating in any offering made pursuant to this Prospectus (as amended or supplemented from time to time) may receive underwriting discounts and commissions, and discounts or concessions may be allowed or reallowed or paid to dealers, and brokers or agents participating in such transactions may receive brokerage or agent's commissions or fees.

     In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless the Shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and complied with.

     All costs, expenses and fees in connection with the registration of the Shares will be borne by the Company. Commissions and discounts, if any, attributable to the sale of the Shares will be borne by the Selling Shareholders. The Selling Shareholders and/or the Company may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act. The Company and the Selling Shareholders may agree to indemnify each other and certain other persons against certain liabilities in connection with the offering of the Shares, including liabilities arising under the Securities Act.

     The Selling Shareholders may also sell Shares pursuant to Rule 144 under the Securities Act, or otherwise, in lieu of sales by means of this Prospectus.

                               LEGAL OPINION

     The validity of the Shares hereby has been passed upon by Godfrey & Kahn, S.C.

                                  EXPERTS

     The consolidated financial statements of the Company incorporated in this Prospectus by reference to the Annual Report on Form 10-K/A for the year ended March 30, 1996 have been incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of the Company appearing in its Annual Report (Form 10-K and amendment thereto) for the year ended March 30, 1996, have been audited by Ernst & Young LLP (fiscal 1995 and 1994), independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements given upon the authority of such firms as experts in accounting and auditing.

                                  PART II


                 INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth the estimated expenses to be incurred by the Company in connection with the distribution of the securities being registered hereby:

     SEC registration fee.............................  $   3,425
     Accounting fees and expenses.....................     13,000
     Legal fees and expenses..........................     25,000
     Miscellaneous....................................      3,575
                                                           ------
                      TOTAL...........................              $  45,000
                                                           ======

     All of the above expenses other than the SEC registration fee are estimates. All of the expenses listed will be paid by the Company.

Item 15.  Indemnification of Directors and Officers.

     Under Section 145 of the Delaware General Corporation Law, the Company is in certain circumstances permitted, and in other circumstances may be required, to indemnify its directors and officers against certain expenses (including attorneys' fees) and other amounts paid in connection with certain threatened, pending or completed civil, criminal, administrative or investigative actions, suits or proceedings (including certain civil actions and suits which may be instituted by or in the right of the Company), in which such persons were or are parties, or are threatened to be made parties, by reason of the fact that such persons were or are directors or officers of the Company. Such section also permits the Company to purchase and maintain insurance on behalf of its directors and officers against liability which may be asserted against, or incurred by, such persons in their capacities as directors or officers of the Company, or which may arise out of their status as directors or officers of the Company whether or not the Company would have the power to indemnify such persons against such liability under the provisions of such section.

     Under Article IX of the Company's Bylaws, the Company is in certain instances required to indemnify its directors and officers against certain expenses (including attorneys' fees) and other amounts paid in connection with the defense or settlement of certain threatened, pending or completed civil, criminal, administrative or investigative actions, suits or proceedings (including suits which may be instituted by or in the name of the Company), in which such persons were or are parties, or are threatened to be made parties, by reason of the fact that such persons were or are directors or officers of the Company.

     Through insurance, the officers and directors of the Company may from time to time also be insured for acts or omissions related to the conduct of their duties.

     The Company's Restated Certificate of Incorporation limits the personal liability of directors to the fullest extent permitted by Delaware law.

Item 16.  Exhibits.

     The following Exhibits are filed as part of this Registration
Statement.

  Exhibit No.


      5.1      Opinion of Godfrey & Kahn, S.C. (2)
     10.1 Loan and Security Agreement dated January 2, 1996 between Sanwa Business Credit Corporation and C&L Communications, Inc., one of the Company's subsidiaries (1)
     10.2 Exchange Agreement dated January 16, 1996 between the Company and Sattel Technologies, Inc. (1)
     10.3 Third Supplemental Agreement Relating to Joint Venture dated October 14, 1996 between the Company and Sattel
               Technologies, Inc. (2)
     23.1      Consent of Ernst & Young LLP (2)
     23.2      Consent of Price Waterhouse LLP
     23.3      Consent of Perisho, Tombor, Loomis & Ramirez PC (2)
     23.4      Consent of Counsel (included in Exhibit 5.1)
     23.5      Consent of Price Waterhouse LLP
     24.1      Powers of Attorney (2)

     (1)         Filed on February 20, 1996
     (2)         Filed on October 21, 1996


Item 17.  Undertakings.

     **(a)     The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                    (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                   (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     **(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     **(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     **(i) The undersigned Registrant hereby undertakes that (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


-----------------------

**  Paragraph references correspond to those of Item 512 of Regulation S-K.

                                SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milwaukee, State of Wisconsin, on October 25, 1996.


                                   THE DIANA CORPORATION


                                   /s/ R. Scott Miswald

                                       Vice President, Treasurer and
                                       Secretary

                               EXHIBIT INDEX



      5.1      Opinion of Godfrey & Kahn, S.C. (2)
     10.1 Loan and Security Agreement dated January 2, 1996 between Sanwa Business Credit Corporation and C&L Communications, Inc., one of the Company's subsidiaries (1)
     10.2 Exchange Agreement dated January 16, 1996 between the Company and Sattel Technologies, Inc. (1)
     10.3 Third Supplemental Agreement Relating to Joint Venture dated October 14, 1996 between the Company and Sattel
               Technologies, Inc. (2)
     23.1      Consent of Ernst & Young LLP (2)
     23.2      Consent of Price Waterhouse LLP
     23.3      Consent of Perisho, Tombor, Loomis & Ramirez PC (2)
     23.4      Consent of Counsel (included in Exhibit 5.1)
     23.5      Consent of Price Waterhouse LLP
     24.1      Powers of Attorney (2)

     (1)       Filed on February 20, 1996.
     (2)       Filed on October 21, 1996.

                                                              EXHIBIT 23.2



                    Consent of Independent Accountants



We hereby consent to the incorporation by reference in the Prospectus constituting part of this Amendment No. 3 to Registration Statement on Form S-3 of our report dated June 27, 1996, except as to the stock dividend described in Note 17 which is as of October 2, 1996, appearing on page 21 of The Diana Corporation's Annual Report on Form 10-K/A for the year ended March 30, 1996. We also consent to the reference to us under the heading "Experts" in such Prospectus.




PRICE WATERHOUSE LLP
Milwaukee, Wisconsin
October 16, 1996

                                                              EXHIBIT 23.5

                    Consent of Independent Accountants


We hereby consent to the incorporation by reference in the Prospectus constituting part of Amendment No. 3 to Registration Statement on Form S-3 (No. 333-1055) of The Diana Corporation of our report dated March 27, 1996 on the financial statements of Sattel Communications Company, which appears in the Current Report on Form 8-K/A - Amendment No. 1 of The Diana Corporation dated April 1, 1996.



PRICE WATERHOUSE LLP
Milwaukee, Wisconsin
October 16, 1996